     For Immediate Release
     August 4, 2016

Aleris Reports Second Quarter 2016 Results
CLEVELAND, Ohio – August 4, 2016 – Aleris Corporation today reported results for the three and six months ended June 30, 2016.

Second Quarter Summary

▪	Net loss of $13 million compared to $19 million in the second quarter of 2015

▪	Adjusted EBITDA of $65 million, up from $60 million in the second quarter of 2015

▪	Global aerospace volumes up 19 percent and global automotive volumes up 17 percent from prior year

▪	Regional plate and sheet volumes in Europe up 25 percent from prior year

▪	Unfavorable impact of $8 million from challenging metal spreads

▪	Liquidity of $358 million as of June 30, 2016; completed issuance of $550 million of Senior Secured Notes due 2021 and the repayment of the Senior Notes due 2018

Second Half Outlook

▪	Year-over-year performance expected to exceed second half of 2015

▪	Global aerospace volumes expected to exceed prior year

▪	Improved North America building and construction volumes

▪	Order patterns for regionally-based Europe plate and sheet products and building and construction expected to outpace prior year

▪	Unfavorable metal spreads and tight scrap supply will continue to impact results; impact will be less significant than in the first half of 2016

▪	Aleris Operating System expected to drive favorable productivity as operating performance improves and stabilizes

“We are pleased with our results in the second quarter as we see favorable demand trends across most of our customer base which more than offset the macro headwinds from material prices,” said President and CEO Sean Stack. “Our new multi-year agreement with Airbus to supply higher volumes and an expanded product range from two continents validates both our growth strategy and technology focus. Our operations in China posted their strongest results in company history while construction progress on our North American autobody sheet project remains on track. Both initiatives are already enhancing our ability to serve customers.

“Even with the positive second quarter results, we believe there are significant opportunities to drive productivity with a stringent focus on our Aleris Operating System principles of reliable people, processes and equipment. This enhanced focus will allow us to further increase production and capitalize on the continued strong demand we expect in the second half.”

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped (1)	221	211	426	410
Revenue	$705	$774	$1,367	$1,520
Commercial margin (2)	$314	$309	$607	$611
Segment income	$70	$48	$128	$119
Loss from continuing operations	$(13)	$(7)	$(19)	$(33)
Net (loss) income	$(13)	$(19)	$(19)	$87
Adjusted EBITDA (2)	$65	$60	$109	$115
(1) Metric tons of finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
(2) See the attached tables for a reconciliation to the applicable GAAP measure.
Second Quarter 2016 Results
Net loss decreased to $13 million in the second quarter of 2016 from $19 million in the second quarter of 2015. Adjusted EBITDA totaled $65 million for the second quarter of 2016 compared to $60 million for the second quarter of 2015. Second quarter net loss and Adjusted EBITDA were impacted by the following:

▪
an increase in volumes, including 19 percent higher global aerospace volumes, 17 percent higher global automotive volumes and 25 percent higher regional plate and sheet volumes in Europe, increased Adjusted EBITDA approximately $5 million. While volumes increased from the prior year, production issues and bottlenecks limited our ability to fully capitalize on strong demand from many end-uses;

▪	productivity savings and lower natural gas costs more than offset higher employee costs and increased Adjusted EBITDA approximately $3 million;

▪	improved rolling margins in Europe and North America increased Adjusted EBITDA approximately $1 million; and

▪	unfavorable metal spreads in North America, changing currency exchange rates and other items decreased Adjusted EBITDA approximately $5 million.
In addition to the above factors that increased net loss and Adjusted EBITDA, net loss was also impacted by the following:

▪
a $19 million favorable variation in metal price lag ($3 million unfavorable in the second quarter of 2016 compared to $22 million unfavorable in the second quarter of 2015). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses;

▪	a $12 million loss from discontinued operations recorded in the second quarter of 2015;

▪	a $4 million decrease in restructuring charges as the prior year period included personnel reductions following the sale of the recycling and extrusions businesses;

▪	a $3 million reduction in interest expense primarily due to increased capitalized interest partially offset by increased interest expense resulting from the issuance of the Senior Secured Notes;

▪	a $2 million decrease in depreciation and amortization expense resulting primarily from certain assets that became fully depreciated in 2015; and

▪	a $2 million reduction in business development costs.
These favorable changes to net loss were partially offset by the following:

▪	a $22 million unfavorable change in the provision for income taxes;

▪	a $12 million loss on the extinguishment of the Senior Notes due 2018;

▪	a $10 million unfavorable change in unrealized gains on derivative financial instruments as a result of aluminum price movements and derivative settlements; and

▪	a $6 million increase in start-up costs resulting from our North America autobody sheet project.
In the second quarter of 2016, capital expenditures were $100 million, the majority of which was spent on our North America autobody sheet project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with shipments anticipated to commence in 2017.
As of June 30, 2016, Aleris had liquidity of $358 million, which consisted of approximately $283 million of availability under our 2015 ABL Facility plus $75 million of cash on hand. In April 2016, Aleris issued $550 million of Senior Secured Notes due 2021. Net cash received totaled $90 million after the repayment of the Senior Notes due 2018 plus the payment of accrued and unpaid interest, prepayment premiums, fees and expenses.
North America
North America segment income increased to $28 million in the second quarter of 2016 from $25 million in the second quarter of 2015. Segment Adjusted EBITDA decreased to $28 million in the second quarter of 2016 from $34 million in the second quarter of 2015. Performance drivers included:

▪	unfavorable scrap spreads resulting from low aluminum prices and the related tightening of supply decreased segment Adjusted EBITDA approximately $7 million; and

▪
higher volumes and improved rolling margins increased segment Adjusted EBITDA approximately $2 million. The increase in volumes included higher building and construction and distribution shipments, partially offset by lower truck trailer shipments. Volume improvements were limited by production issues and bottlenecks that kept the segment from fully realizing the benefits of a strong demand environment.

The increase in segment income also resulted from a $9 million favorable variance in metal price lag, partially offset by the factors that drove the decrease in segment Adjusted EBITDA.
Europe
Europe segment income increased to $40 million in the second quarter of 2016 compared to $23 million in the second quarter of 2015. Segment Adjusted EBITDA increased to $43 million in the second quarter of 2016 from $35 million in the second quarter of 2015. Performance drivers included:

▪
higher volumes and rolling margins increased segment Adjusted EBITDA approximately $4 million. The increase in volumes included 25 percent and 11 percent increases in regional plate and sheet and automotive volumes, respectively, and the improved rolling margins resulted from strong demand.

Volume benefits were partially offset by casting production issues that resulted in unfavorable cost absorption; and

▪	favorable productivity and lower natural gas costs more than offset higher employee costs and increased segment Adjusted EBITDA approximately $3 million.
The increase in segment income was also impacted by a $10 million favorable variance in metal price lag in addition to the factors that drove the increase in segment Adjusted EBITDA.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $3 million in the second quarter of 2016 as compared to no segment income or segment Adjusted EBITDA in the second quarter of 2015. The increases were primarily due to an increase in aerospace volumes resulting in an improved mix of products sold.
Year-to-Date Results
Key financial highlights for the six months ended June 30, 2016 include:

▪
Revenues of approximately $1,367 million compared to approximately $1,520 million for the prior year period. The decrease of 10 percent was primarily attributable to lower average aluminum prices included in our invoiced prices. The decrease was partially offset by a 4 percent increase in volumes, a favorable mix of products sold, including increased global automotive and aerospace volumes, and improved rolling margins.

▪
Net loss of $19 million in the current year compared to net income of $87 million in 2015. The change resulted from a gain on the sale of discontinued businesses in 2015, the factors that drove the decrease in Adjusted EBITDA discussed below, an unfavorable change in the income tax provision, increased debt extinguishment costs and an increase in currency exchange losses. These were partially offset by a favorable variance in metal price lag, lower restructuring expenses and lower interest expense.

▪
Adjusted EBITDA decreased from $115 million in 2015 to $109 million in the current year as a result of unfavorable year-over-year scrap spreads and currency movements. These decreases were partially offset by an increase in volumes, a favorable mix of products sold and improved rolling margins.

▪
Cash provided by operating activities totaled $44 million in the current year compared to cash used by operating activities of $73 million in the prior year period. The current year cash provided by operating activities primarily relates to $48 million of cash from earnings. A significant portion of the prior year cash usage was due to an increase in operating assets from our divested recycling and specification alloys businesses. This increase contributed to a favorable purchase price adjustment which was reported in investing activities.

▪	Capital expenditures increased to $222 million from $121 million during the prior year period as a result of additional spending on our North America autobody sheet project.
Second Half Outlook
We estimate that segment income and Adjusted EBITDA for the second half of 2016 will be higher than the second half of 2015. Factors influencing anticipated second half performance include:

▪	Global aerospace volumes expected to exceed prior year;

▪	Improved North America building and construction volumes;

▪	Order patterns for regionally-based Europe plate and sheet products and building and construction expected to outpace prior year;

▪	Unfavorable metal spreads and tight scrap supply will continue to impact results, but the impact is expected to be less significant than in the first half of 2016;

▪
The Aleris Operating System is expected to drive favorable productivity and improved operating performance enabling us to capitalize on strong demand conditions in the aerospace and building and construction end uses in spite of lingering operating issues; and

▪	Segment income in the second half of the year will be dependent, in part, upon changing aluminum prices and the resulting metal price lag.
We expect capital spending of approximately $350 million to $375 million in 2016, including the amounts spent through the second quarter of the year.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 4, 2016 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (9) our ability to retain the services of certain members of our management; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues	$704.9	$773.8	$1,367.4	$1,520.1
Cost of sales	626.4	716.6	1,215.4	1,406.2
Gross profit	78.5	57.2	152.0	113.9
Selling, general and administrative expenses	50.2	52.5	100.5	113.8
Restructuring charges	0.6	4.9	1.4	7.7
Losses (gains) on derivative financial instruments	3.6	(8.8)	2.6	0.4
Other operating expense, net	1.1	0.3	1.6	1.3
Operating income (loss)	23.0	8.3	45.9	(9.3)
Interest expense, net	21.1	24.5	39.2	51.1
Other expense (income), net	5.5	3.3	7.9	(13.0)
Loss from continuing operations before income taxes	(3.6)	(19.5)	(1.2)	(47.4)
Provision for (benefit from) income taxes	9.4	(12.7)	18.2	(14.9)
Loss from continuing operations	(13.0)	(6.8)	(19.4)	(32.5)
(Loss) income from discontinued operations, net of tax	—	(11.8)	—	119.4
Net (loss) income	(13.0)	(18.6)	(19.4)	86.9
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income attributable to Aleris Corporation	$(13.0)	$(18.6)	$(19.4)	$86.8

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Segment income (loss):
North America	$27.6	$24.6	$51.7	$56.6
Europe	40.2	23.0	73.2	64.4
Asia Pacific	2.5	0.1	3.4	(1.8)
Total segment income	70.3	47.7	128.3	119.2

Depreciation and amortization	(26.4)	(28.7)	(52.7)	(65.2)
Other corporate general and administrative expenses	(11.6)	(15.2)	(24.8)	(33.2)
Interest expense, net	(21.1)	(24.5)	(39.2)	(51.1)
Unallocated gains (losses) on derivative financial instruments	5.6	15.1	14.9	(4.5)
Unallocated currency exchange (losses) gains	(0.6)	(2.2)	(0.7)	8.2
Restructuring charges	(0.6)	(4.9)	(1.4)	(7.7)
Start-up costs	(10.0)	(3.9)	(16.4)	(7.8)
Loss on extinguishment of debt	(12.6)	(0.5)	(12.6)	(0.5)
Other income (expense), net	3.4	(2.4)	3.4	(4.8)
Loss from continuing operations before income taxes	$(3.6)	$(19.5)	$(1.2)	$(47.4)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Metric tons of finished product shipped:
North America	129.5	127.1	249.3	247.1
Europe (1)	87.4	78.6	169.3	153.6
Asia Pacific	5.4	5.4	10.3	10.6
Intra-entity shipments	(1.2)	(0.5)	(2.6)	(1.0)
Total metric tons of finished product shipped	221.1	210.6	426.3	410.3

Revenues:
North America	$361.5	$410.2	$695.7	$820.1
Europe	323.4	350.9	636.0	684.5
Asia Pacific	25.2	23.3	46.5	44.8
Intra-entity revenues	(5.2)	(10.6)	(10.8)	(29.3)
Total revenues	$704.9	$773.8	$1,367.4	$1,520.1

Commercial margin (2):
North America	$150.7	$154.9	$289.3	$309.8
Europe	149.9	143.4	294.7	282.5
Asia Pacific	12.9	11.0	22.9	18.8
Total commercial margin (3)	$313.5	$309.3	$606.9	$611.1

Commercial margin per metric ton:
North America	$1,164.1	$1,218.7	$1,160.5	$1,253.8
Europe	1,716.2	1,824.8	1,740.5	1,839.2
Asia Pacific	2,376.2	2,022.1	2,229.7	1,781.5

Segment Adjusted EBITDA (2):
North America	$28.3	$34.2	$49.0	$62.9
Europe	42.6	35.1	75.2	74.2
Asia Pacific	2.5	0.1	3.4	(1.8)
Corporate	(8.9)	(9.1)	(18.6)	(20.0)
Total Adjusted EBITDA	$64.5	$60.3	$109.0	$115.3

Segment Adjusted EBITDA per ton shipped:
North America	$218.6	$268.7	$196.6	$254.7
Europe	487.1	447.0	444.0	482.9
Asia Pacific	468.6	*	332.4	*
Aleris Corporation	291.9	286.2	255.8	281.0

* Result is not meaningful.
(1) Finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
(2) See the following tables for a reconciliation to the applicable GAAP measure.
(3) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$74.9	$62.2
Accounts receivable (net of allowances of $7.9 and $7.7 at June 30, 2016 and December 31, 2015, respectively)	271.6	216.2
Inventories	480.1	480.3
Prepaid expenses and other current assets	31.5	28.7
Total Current Assets	858.1	787.4
Property, plant and equipment, net	1,275.2	1,138.7
Intangible assets, net	37.8	38.9
Deferred income taxes	112.6	112.6
Other long-term assets	79.0	82.9
Total Assets	$2,362.7	$2,160.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$262.1	$223.2
Accrued liabilities	200.8	233.8
Current portion of long-term debt	26.7	8.7
Total Current Liabilities	489.6	465.7
Long-term debt	1,294.4	1,109.6
Deferred income taxes	11.1	2.5
Accrued pension benefits	148.2	149.1
Accrued postretirement benefits	37.4	38.8
Other long-term liabilities	65.1	67.6
Total Long-Term Liabilities	1,556.2	1,367.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,893,558 and 31,768,819 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	424.8	421.9
Retained earnings	68.3	87.7
Accumulated other comprehensive loss	(176.5)	(182.7)
Total Equity	316.9	327.2
Total Liabilities and Equity	$2,362.7	$2,160.5

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating activities
Net (loss) income	$(13.0)	$(18.6)	$(19.4)	$86.9
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	26.4	28.7	52.7	65.2
Provision for (benefit from) deferred income taxes	4.7	(19.6)	8.0	59.2
Stock-based compensation expense	1.7	2.6	3.4	5.3
Unrealized (gains) losses on derivative financial instruments	(5.6)	(15.2)	(14.8)	2.3
Currency exchange losses (gains) on debt	0.8	2.4	0.4	(8.8)
Loss on extinguishment of debt	12.6	0.5	12.6	0.5
Net loss (gain) on sale of discontinued operations	—	8.1	—	(197.2)
Other	3.0	1.3	5.1	(6.7)
Changes in operating assets and liabilities:
Change in accounts receivable	2.6	1.8	(53.3)	(159.8)
Change in inventories	(1.2)	38.9	3.8	58.6
Change in other assets	(0.9)	2.7	3.4	(0.6)
Change in accounts payable	—	16.8	46.1	36.2
Change in accrued liabilities	2.2	(3.7)	(3.5)	(14.4)
Net cash provided (used) by operating activities	33.3	46.7	44.5	(73.3)
Investing activities
Payments for property, plant and equipment	(100.0)	(55.5)	(222.1)	(120.7)
Proceeds from the sale of businesses, net of cash transferred	—	57.3	—	575.1
Other	(1.0)	0.2	(1.0)	(0.3)
Net cash (used) provided by investing activities	(101.0)	2.0	(223.1)	454.1
Financing activities
Proceeds from revolving credit facilities	25.0	—	135.0	159.5
Payments on revolving credit facilities	(35.6)	(0.3)	(35.8)	(377.9)
Proceeds from senior secured notes, net of discount	540.4	—	540.4	—
Payments on the senior notes, including premiums on payment	(443.8)	—	(443.8)	—
Net (payments on) proceeds from other long-term debt	(0.6)	(0.5)	(0.9)	0.4
Debt issuance costs	(3.0)	(3.8)	(3.4)	(3.8)
Other	(0.1)	(0.1)	(0.5)	(0.9)
Net cash provided (used) by financing activities	82.3	(4.7)	191.0	(222.7)
Effect of exchange rate differences on cash and cash equivalents	(1.6)	0.6	0.3	(3.4)
Net increase in cash and cash equivalents	13.0	44.6	12.7	154.7
Cash and cash equivalents at beginning of period	61.9	146.1	62.2	36.0
Cash and cash equivalents at end of period	$74.9	$190.7	$74.9	$190.7

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Adjusted EBITDA	$64.5	$60.3	$109.0	$115.3
Unrealized gains (losses) on derivative financial instruments of continuing operations	5.6	15.2	14.8	(4.3)
Restructuring charges	(0.6)	(4.9)	(1.4)	(7.7)
Unallocated currency exchange (losses) gains on debt	(0.6)	(1.9)	(0.5)	7.9
Stock-based compensation expense	(1.7)	(2.6)	(3.4)	(5.3)
Start-up costs	(10.0)	(3.9)	(16.4)	(7.8)
(Unfavorable) favorable metal price lag	(3.1)	(21.7)	0.7	(16.1)
Other	(10.2)	(6.8)	(12.1)	(13.2)
EBITDA	43.9	33.7	90.7	68.8
Interest expense, net	(21.1)	(24.5)	(39.2)	(51.1)
(Provision for) benefit from income taxes	(9.4)	12.7	(18.2)	14.9
Depreciation and amortization	(26.4)	(28.7)	(52.7)	(65.2)
Income from discontinued operations, net of tax	—	(11.8)	—	119.4
Net (loss) income attributable to Aleris Corporation	(13.0)	(18.6)	(19.4)	86.8
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income	(13.0)	(18.6)	(19.4)	86.9
Depreciation and amortization	26.4	28.7	52.7	65.2
Provision for (benefit from) deferred income taxes	4.7	(19.6)	8.0	59.2
Stock-based compensation expense	1.7	2.6	3.4	5.3
Unrealized (gains) losses on derivative financial instruments	(5.6)	(15.2)	(14.8)	2.3
Currency exchange losses (gains) on debt	0.8	2.4	0.4	(8.8)
Loss on extinguishment of debt	12.6	0.5	12.6	0.5
Net loss (gain) on sale of discontinued operations	—	8.1	—	(197.2)
Other	3.0	1.3	5.1	(6.7)
Change in operating assets and liabilities:
Change in accounts receivable	2.6	1.8	(53.3)	(159.8)
Change in inventories	(1.2)	38.9	3.8	58.6
Change in other assets	(0.9)	2.7	3.4	(0.6)
Change in accounts payable	—	16.8	46.1	36.2
Change in accrued liabilities	2.2	(3.7)	(3.5)	(14.4)
Net cash provided (used) by operating activities	$33.3	$46.7	$44.5	$(73.3)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
North America
Segment income	$27.6	$24.6	$51.7	$56.6
Unfavorable (favorable) metal price lag	0.7	9.6	(2.7)	6.3
Segment Adjusted EBITDA (1)	$28.3	$34.2	$49.0	$62.9

Europe
Segment income	$40.2	$23.0	$73.2	$64.4
Unfavorable metal price lag	2.4	12.1	2.0	9.8
Segment Adjusted EBITDA (1)	$42.6	$35.1	$75.2	$74.2

Asia Pacific
Segment income (loss)	$2.5	$0.1	$3.4	$(1.8)
Segment Adjusted EBITDA (2)	2.5	0.1	3.4	(1.8)

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
North America
Revenues	$361.5	$410.2	$695.7	$820.1
Hedged cost of metal	(211.5)	(264.9)	(403.7)	(516.6)
Unfavorable (favorable) metal price lag	0.7	9.6	(2.7)	6.3
Commercial margin	$150.7	$154.9	$289.3	$309.8

Europe
Revenues	$323.4	$350.9	$636.0	$684.5
Hedged cost of metal	(175.9)	(219.6)	(343.3)	(411.8)
Unfavorable metal price lag	2.4	12.1	2.0	9.8
Commercial margin	$149.9	$143.4	$294.7	$282.5

Asia Pacific
Revenues	$25.2	$23.3	$46.5	$44.8
Hedged cost of metal	(12.3)	(12.3)	(23.6)	(26.0)
Commercial margin	$12.9	$11.0	$22.9	$18.8

Aleris Corporation
Revenues	$704.9	$773.8	$1,367.4	$1,520.1
Hedged cost of metal	(394.5)	(486.2)	(759.8)	(925.1)
Unfavorable (favorable) metal price lag	3.1	21.7	(0.7)	16.1
Commercial margin	$313.5	$309.3	$606.9	$611.1